UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.        )

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Kaydon Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    Dear Stockholder:

    At the 2013 Annual Meeting of Stockholders of Kaydon Corporation (“Kaydon”) scheduled to be held next Wednesday, May 8, there are four important matters to be voted upon, including:

●	Election of Six Director Nominees;

●	Approval of the 2013 Non-Employee Directors Equity Plan;

●	Ratification of the appointment of Ernst & Young LLP as independent registered public accountants; and

●	An advisory proposal on the compensation of our named executive officers (“Say on Pay”).

    Glass, Lewis & Co., LLC (“Glass Lewis”) and Egan-Jones, two leading proxy advisory firms, have recommended that stockholders support each director nominee and each proposal; however, ISS Proxy Advisory Services (“ISS”), another proxy advisory firm, is opposing our Say on Pay proposal.  While we appreciate the support of Glass Lewis and Egan-Jones, we believe the ISS recommendation on our Say on Pay proposal is flawed.  Despite the Chief Executive Officer’s total direct compensation (defined as salary, grant date fair value of equity awards, and bonus) remaining flat year-over-year and his base salary not increasing since 2007, ISS chose to hinge its negative vote recommendation on legacy arrangements that the current Compensation Committee has no discretion to change and has taken steps to phase out institutionally.  ISS even references our Non-Employee Directors Equity Plan, under which our executive officers may not participate, as part of its rationale for opposing our Say on Pay proposal.

    In our view, ISS does not adequately account for Kaydon’s efforts to reposition its business subsequent to an exceptionally strong period for two highly cyclical end markets, military and wind energy.  As outlined in our proxy statement, fiscal 2012 was an important transition year for Kaydon.  After a period of exceptional growth in our cyclical military and wind energy businesses (that were heavily impacted by the global recession and financial crisis of 2009), we undertook a comprehensive restructuring to align costs and capacity with these new realities.  Although part of 2012 was devoted to this restructuring, Kaydon also generated significant free cash flow, returned significant capital to its stockholders in the form of cash dividends, and completed an important strategic acquisition while integrating another.  In 2012, the Compensation Committee shifted a greater portion of executive compensation to performance-based equity awards, in direct response to past stockholder feedback, to ensure that pay is appropriately aligned with performance.

    We urge you to support each Board recommendation and hope you will consider the following factors when evaluating our Say on Pay proposal:

●
Kaydon has generated significant cash flow and returned significant capital to its stockholders in the form of cash dividends over the past five years, including a $10.50 special dividend during 2012, and completed several important strategic initiatives.

●	Beginning in 2012, the Compensation Committee granted 3-year performance-based equity awards as an additional component of the long-term compensation program.

●
The Compensation Committee has capped annual cash incentives and maintains meaningful stock ownership requirements for named executive officers, who hold an average of four-times their base salary in Kaydon stock.

●
The Compensation Committee has addressed outstanding legacy practices by closing participation to new entrants in the Supplemental Executive Retirement Plan and eliminating excise tax gross-ups from future change-in-control arrangements.

    The Compensation Committee has implemented a process to ensure that the different components of executive compensation are reviewed each year and that pay is appropriately tied to performance.  As part of this assessment, consideration is given to the mix of awards as well as the balance of short-term and long-term incentives.  Additionally, counsel is sought from an independent compensation consultant.

    Again, we urge you to support each Board nominee and recommendation.

Sincerely,

/s/ Debra K. Crane

Debra K. Crane
Vice President, General Counsel & Secretary